MORGAN & COMPANY
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 24, 2007, relating to the consolidated balance sheets of Brazauro Resources Corporation as at January 31, 2007 and 2006, and the consolidated statements of operations, shareholders' equity and cash flows for the years ended January 31, 2007, 2006, and 2005 appearing in the Annual Report on Form 20-F of Brazauro Resources Corporation for the year ended January 31, 2007.

Vancouver, Canada

November 21, 2007

Morgan & Company

Chartered Accountants

Tel: (604) 687-5841
Fax: (604) 687-0075
www.morgan-cas.com

MEMBER OF jhi

P.O. Box 10007 Pacific Centre
Suite 1488 - 700 West Georgia Street
Vancouver, B.C. V7Y 1A1